Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:

Angela Steinway

(609) 936-2268

angela.steinway@integralife.com

Michael Beaulieu

(609) 750-2827

michael.beaulieu@integralife.com

Integra LifeSciences Announces Expansion of Credit Facility to $1.1 Billion

Plainsboro, New Jersey / September 1, 2015 – Integra LifeSciences Holdings Corporation (NASDAQ: IART – news) today announced that it has increased its credit facility with its bank group led by Bank of America, N.A.

“We are pleased to improve our overall capital structure by expanding the size of our existing credit facility while maintaining favorable credit terms,” said Glenn Coleman, Integra LifeSciences’ Chief Financial Officer. “With this expansion and our recent equity raise, we have the flexibility to pursue strategic acquisitions and invest organically to support our growth initiatives, and still meet our future financial obligations.”

The expanded credit facility includes the following terms:

•	An increase in the credit facility from $900 million to $1.1 billion, consisting of a $750 million revolver and term loans of $350 million;

•	An option to increase the aggregate size of the facility by $200 million with additional commitments;

•	No change in pricing terms or commitment fees to the existing facility; and,

•	No change to the current credit facility’s maturity date of July 2, 2019.

Integra LifeSciences plans to use the incremental term loan to refinance a portion of its revolving borrowings under its existing facility and to pay fees, costs and expenses incurred in connection with the expanded credit facility. The existing credit facility remains available for permitted acquisitions, to refinance certain indebtedness, to provide for working capital and for other general corporate purposes.

Integra LifeSciences does not expect this increase in credit facility to have a material impact on 2015 financial performance.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for caregivers, so they can concentrate on providing the best patient care. Integra LifeSciences offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect Integra LifeSciences’ judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond Integra LifeSciences’ control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item 1A of Integra LifeSciences’ Annual Report on Form 10-K for the year ended December 31, 2014, and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and Integra LifeSciences undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.